Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 29, 2013, by and among Remark Media, Inc., a Delaware corporation (“Buyer”), Pop Factory LLC, a Florida limited liability company (“Pop Factory”) and Gail Sonnenschein (“GS”), an individual resident of the State of Florida, and Howard Sonnenschein, an individual resident of the State of Florida (“HS”, and together with GS the only members of Company and hereinafter referred to as “Members”, and the Members, together with Pop Factory hereinafter referred to as “Sellers”).

W I T N E S S E T H :

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Buyer will acquire from Members all of the issued and outstanding membership interest of and in the Company (the “Membership Interest”), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1	DEFINITIONS

“Adjusted Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Agreement” has the meaning set forth in the preamble hereto.

“Aggregate Indemnification Losses” has the meaning set forth in Section 8.3 hereof.

“Assets” means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, which (i) are directly or indirectly owned or used in the operation of the Business, including without limitation, Tangible Personal Property, Real Property, Contracts, Intangibles, Intellectual Property and Business Records, and including any replacement of and addition to such assets between the date hereof and the Closing Date, if any, and (ii) are set forth on Schedule A, but shall not include the Excluded Assets.

“Assignment of Membership Interest” shall have the meaning set forth in Section 2.1 hereof.

“Authorizations” has the meaning set forth in Section 3.7 hereof.

“Balance Sheet Date” has the meaning set forth in Section 3.12 hereof.

“Business” means the business of Bikini.com (including Bikini.com branded social networks, videos, television shows and related swimsuit and beach lifestyle content) and the distribution of mobile content by Company, in each case, as conducted by Company prior to and on the date of Closing.

“Business Records” means all reports, statements, books and financial records, consulting reports, marketing data, technical information, specifications, research and development information, engineering drawings, manuals, computer programs, tapes and software, personnel records, mailing lists, lists of vendors or other suppliers, and any other information in tangible form, owned, used or held for use in the operation of the Business of the Company, but shall not include personal videos, personal pictures, personal or privileged emails or other information of a personal nature of any employee of Company (including GS and HS).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Documents” has the meaning set forth in Section 4.2 hereof.

“Closing” has the meaning set forth in Section 6.1 hereof.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revisions of or successor to that section regardless of how numbered or classified.

“Company” collectively means Pop Factory and all Subsidiaries.

“Company Documents” has the meaning set forth in Section 3.2 hereof.

“Company Intellectual Property” has the meaning set forth in Section 3.13(e) hereof.

“Contracts” means all contracts agreements, orders, commitments, arrangements and understandings, written or oral, to which the Company or any of Sellers with respect to the operation or ownership of the Company, or any Affiliate or predecessor of Sellers, are a party, including, without limitation, all leases, licenses, customer, supplier, vendor, employment, confidentiality and indemnification agreements, Real Property Leases and Personal Property Leases.

“Debt” of any Person means all obligations for borrowed money, all obligations evidenced by bonds, debentures, notes or other similar instruments, all obligations to pay the deferred purchase price of property or services, all trade and accounts payable, all obligations under leases of capital assets, all obligations to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, letter of credit, guaranty or similar instrument, and all similar obligations of other Persons secured by a Lien on any asset of such Person.

“Domain Names” has the meaning set forth in Section 3.13(c) hereof.

“E&O Tail Insurance” has the meaning set forth in Section 5.5(a) hereof.

“Employment Agreements” has the meaning set forth in Section 2.4 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means SUNTRUST BANK, a Georgia banking corporation.

“Escrow Agreement” has the meaning set forth in Section 2.6 hereof.

“Escrow Amount” means Two Hundred Fifty Thousand United States Dollars (US$250,000).

“Escrow Fund” has the meaning set forth in Section 2.3

“Excluded Assets” means (i)            all rights of the Sellers in and to this Agreement; (ii) an account at a depository institution to receive the Purchase Price (or any portion thereof); and (iii) all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of the Company which are (a) not set forth on Schedule A or (b) expressly excluded on Schedule A.

“Excluded Liabilities”  means (i) all liabilities in respect of or arising out of any and all Taxes of any of the Sellers in respect of any Pre-Closing Tax Period and all periods prior thereto; (ii) all liabilities arising in respect of Excluded Assets, if any; (iii) any Debt of the Company not arising from or within the ordinary course of business of the Company such as ordinary accounts payable and not otherwise set forth in the Financial Statements or Schedules, which exist, arose or occurred prior to or as of Closing; and (iv) all Liens, other than Permitted Liens.

“Financial Statements” has the meaning set forth in Section 3.5 hereof.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing.

“Indemnification Cap” has the meaning set forth in Section 8.3 hereof.

“Indemnified Party” has the meaning set forth in Section 8.5 hereof.

“Indemnifying Party” has the meaning set forth in section 8.5 hereof.

“Intangibles” means all copyrights, trademarks, trade names, logos, slogans, jingles (subject to any licensed rights), service marks, proprietary telephone numbers and listings, trade secrets, any and all universal resource locators (“URL’s”), web sites, Domain Names, of or maintained by or for the Company as set forth on Schedule A, and any web site or home page of or maintained by or for the Company as set forth on Schedule A, and all property and assets (tangible or intangible) used or necessary to create and publish any such web site or home page (collectively, the “Site”) as set forth on Schedule A, and all other intangible property used or held for use in connection with the operation of the Business by any of the Company or Members and all goodwill associated with any of the foregoing as set forth on Schedule A.

“Intellectual Property” means all inventions, works, or other tangible or intangible information or other things that are or, with appropriate registration or application to the appropriate governmental authority, would be the subject of any Intellectual Property Right, including all rights in all Registered Intellectual Property, Unregistered Marks, Licensed Intellectual Property Rights, Internet web sites and Domain Names.

“Intellectual Property Rights” means copyright, patents and patent applications (including all reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, and divisionals of such patents and patent applications, and any foreign counterparts thereof), moral rights, design rights, industrial property rights, publicity rights, privacy rights, trademark rights (registered or unregistered), rights in trade names and trade dress, trade secret rights, rights databases and other collections of data, rights in mask works, rights in know-how, and other proprietary rights.

“Intellectual Property Right License” means a license or agreement that grants to the Company a right or license to use, copy, create derivative works, distribute, perform, sell, license or otherwise exploit any Intellectual Property of any third party.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company.

“Lien” means any mortgage, lien, deed of trust, security interest, pledge, prior assignment, claim, defect in title or encumbrance of any kind or type whatsoever.

“Losses” has the meaning set forth in Section 8.1 hereof.

“Member Creative Materials” has the meaning set forth in Section 5.7 hereof.

“Members” has the meaning set forth in the preamble.

“Membership Interest” has the meaning set forth in the recitals hereto.

“Non-Compete Agreement” has the meaning set forth in Section 2.5 hereof.

“Open Source Software” means Restricted Open Source Software and/or software or any computer code licensed that contains any software that requires the insertion of copyright notices, attribution statements, disclaimers, or limitation of liability provisions, including, without limitation, the Berkeley license (BSD), the MIT license, or the Apache license.

“Owned Intellectual Property Rights” means all Intellectual Property owned by the Company as set forth on Schedule A, including all registrations and applications for registrations for any Intellectual Property  that have been registered or applied for, or are otherwise recorded in the name of, the Company.

“Permitted Liens” means liens for Taxes not yet due and payable or liens for Taxes, the amount or validity of which is being contested in good faith by appropriate proceedings (such proceedings detailed and set forth on Schedule 3.6 as “Tax Proceedings”).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or unincorporated organization.

“Pop Factory” has the meaning set forth in the preamble.

“Pre-Closing Checks” has the meaning set forth in Section 2.7 hereof.

“Post-Closing Period” has the meaning set forth in Section 5.1(a) hereof.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a) hereof.

“Purchase Price” means Two Million Three Hundred Seventy Five Thousand United States Dollars (US$2,375,000.00).

 “Real Property” means all land, buildings, and any improvements and fixtures with respect thereto, and transmitting towers (to the extent they constitute fixtures or other interests in real property and not Tangible Personal Property) and other real property owned by the Company.

“Real Property Leases” has the meaning set forth in Section 3.9 hereof.

“Registered Intellectual Property” has the meaning set forth in Section 3.13(a) hereof.

“Restricted Open Source Software” means any computer code that contains any software that (a) requires as a condition of the use, modification and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivatives; or (iii) redistributable at no charge; or (b) is licensed under any version of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the GNU Affero Public License, Common Development and Distribution License, or the Eclipse Public License.

“Retained Cash” has the meaning set forth in Section 2.7 hereof.

“Subsidiaries” means collectively Stardust International, LLC, Stardust Entertainment LLC, and All Star Media, LLC, each a Florida limited liability company and directly or indirectly wholly owned by Pop Factory.

“Tangible Personal Property” means all tangible personal property owned, leased, used or held for use by the Company set forth on Schedule A, including, but not limited to, all physical assets and equipment, leasehold improvements, machinery, vehicles, furniture, fixtures, office materials and supplies, and spare parts, together with all replacements thereof, additions and alterations thereto, and substitutions therefor, made between the date hereof and the Closing Date.

“Taxes” or ”Tax” means any and all federal, state, local and foreign taxes (except where otherwise limited in this Agreement), assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, alternative or add-on minimum, ad valorem, transfer, registration, franchise, withholding, payroll, recapture, employment, excise, estimated and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Unregistered Marks” has the meaning set forth in Section 3.13(b) hereof.

ARTICLE 2	PURCHASE AND SALE
2.1.

Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the Closing, Members shall sell, assign, transfer, convey and deliver to Buyer (or its assignee), free and clear of all Liens, claims, charges, security interests and other encumbrances of any nature whatsoever, all of the Membership Interest. The sale, assignment, transfer and conveyance of all of the Membership Interest shall be evidenced by delivery to Buyer of a duly executed assignment and transfer of the Membership Interest (the “Assignment of Membership Interest”).

2.2.

Purchase Price. Subject to and upon the terms and conditions hereof, in reliance on the representations, warranties, covenants and agreements of Sellers contained herein, and in full payment for the sale, conveyance, assignment, transfer and delivery of the Membership Interest, Buyer shall pay to the Members in accordance with Section 2.3 below the Purchase Price (minus any amounts deducted pursuant to Section 2.7 hereof in respect of Liens and Debt, if any, and minus any amounts for premiums or coverage incurred by Company or Buyer in connection with and pursuant to Section 5.4(a) hereof, and minus any amounts to be paid by Members pursuant to Section 2.8 hereof, and minus the Escrow Amount, collectively the “Adjusted Purchase Price”).

2.3.

Closing Payments. At Closing, as consideration for the delivery by the Members of the Assignment of Membership Interest representing all of the ownership interest in the Company, free and clear of any Liens, Buyer shall pay the Purchase Price, in cash, by wire transfer of immediately available funds (or by such other means as Buyer and the Members shall agree), as follows:  (i)  the Adjusted Purchase Price, shall be paid to an account designated by the Members in accordance with wire transfer instructions delivered to Buyer no later than two (2) days prior to Closing, (ii) the Escrow Amount shall be paid to an account maintained by the Escrow Agent (the “Escrow Fund”) pursuant to the Escrow Agreement, in accordance with the wire transfer instructions provided by the Escrow Agent, (iii) Liens or Debt to be discharged at Closing pursuant to Section 2.7 hereof, if any, shall be paid to the applicable third parties in accordance with wire instructions provided by such third party and approved by Sellers prior to Closing,  (iv) all amounts payable by the Members or Sellers in accordance with Section 2.8 shall be paid, for the account and benefit of Sellers and the Members, to the advisors described in Section 2.8 in accordance with wire transfer instructions delivered by the Members to Buyer prior to the Closing Date and (v) all amounts payable in respect of premiums for coverage incurred by Company or Buyer in connection with and pursuant to Section 5.4(a) hereof, shall be paid to the applicable insurance carrier, in accordance with payment instructions provided by such carrier.

2.4.

Employment Agreements. Each of the Members covenants and agrees to execute and deliver at Closing an Employment Agreement in substantially the form attached hereto as Exhibit 2.4 (the “Employment Agreements”).

2.5.

Non-Compete Agreement.  Each of the Members covenants and agrees to execute and deliver at Closing an Agreement Ancillary to Sale of Business in substantially the form attached hereto as Exhibit 2.5 (the “Non-Compete Agreement”).

2.6.

Escrow Agreement.  Each of the Members covenants and agrees to execute and deliver at Closing an Escrow Agreement in substantially the form attached hereto as Exhibit 2.6 (the “Escrow Agreement”).  Buyer covenants and agrees to pay the fees, costs and expenses of the Escrow Agent set forth in Schedule A of the Escrow Agreement at the Closing.

2.7.

Debt of the Company; Excluded Liabilities. On or prior to the Closing Date, the Company shall, and the Members shall cause the Company to, repay all Debt of the Company outstanding as of the Closing; provided that the Members may withdraw from the Company all cash arising from accounts receivables obtained in the ordinary course of business prior to Closing and shall be entitled to receive all cash in the bank accounts of the Company as of Closing (net of amounts open at Closing and to be collected by third parties following the Closing in respect of checks drawn by the Company prior to the Closing (“Pre-Closing Checks”), which cash amount shall remain in the bank accounts of the Company to cover such checks and shall be the sum of $24,689.75, the “Retained Cash”). Any Retained Cash not collected on by third parties in respect of Pre-Closing Checks, Buyer shall use its commercially reasonable efforts to pay and remit to the Members forty-five (45) days following the Closing and in any event no later than sixty (60) days after the Closing; provided that in the event a third party collects cash pursuant to Pre-Closing Checks after Retained Cash has been remitted to the Members, the Members shall reimburse the Company for any such amounts upon written request.  The rights of the Members, and the obligations of the Buyer set forth in the proviso included in the immediately preceding sentence shall survive the Closing until such obligations have been performed in full.    On or prior to the Closing, Company shall, at its expense, provide the results of a lien search with respect to the Company. At the Closing, Sellers shall cause all Liens, other than the Permitted Liens, to be released, extinguished, and discharged in full and shall deliver to Buyer instruments releasing, extinguishing, and discharging all such Liens (the “Lien Release Instruments”), and all rights and claims of any holder of such Lien(s), all in such form and substance as Buyer shall reasonably require.  If any Liens are monetary obligations that can be satisfied by the payment of a certain sum at Closing, Buyer may, at its option, pay such items directly to the third party holding such Lien and deduct the amount of such payment from the Purchase Price. Notwithstanding anything to the contrary set forth herein, the parties acknowledge and agree that all deposits paid by the any of the Sellers in respect of that certain office lease of Real Property as further described on Schedule 3.9(b) shall be the sole property of the Members and shall be returned to the Members upon the expiration of such office lease and receipt of such by Buyer.

2.8.

Closing Expenses.  Sellers acknowledge and agree that all fees with respect to any advisors employed by the Members and incurred by the Sellers in connection with the transactions contemplated by this Agreement,  whether before or after the Closing Date, including any attorneys’ and accountant fees (except for audit fees associated with an audit conducted by or at the direction of Buyer), shall be the sole and exclusive responsibility of the Members.

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers hereby jointly and severally (except with respect to Section 3.3, which shall be on a several basis only) represent and warrant to the Buyer that:

3.1.	Organization, Standing, and Qualification; Subsidiaries.
(a)

Each of Pop Factory and the Subsidiaries is a limited liability company validly existing under the laws of the State of Florida. Neither Pop Factory nor any of the Subsidiaries is required to be qualified to do business in any other jurisdiction in connection with the operation of the Business. Each of Pop Factory and the Subsidiaries has all requisite limited liability company power and authority and is entitled to own, lease, and operate its properties and to carry on its Business as and in the places such properties are now owned, leased or operated and where such Business are presently conducted. The copies of the articles of organization and operating agreement of Pop Factory and the copies of the articles of organization of each of the Subsidiaries attached to Schedule 3.1(a) hereto are true, complete and correct copies in all material respects of such documents as in effect on the date hereof.

(b)

In the last five (5) years, the operations of the Business have only been conducted through Company and no other direct or indirect subsidiary, member or affiliate of Company or Members.  Except as set forth on Schedule 3.1(b) hereto, none of the Business (including any assets, properties or rights of the Company that are necessary to the operation of the Business in a manner consistent, in all material respects, with the manner in which it is currently operated) or Assets are owned, held, used or conducted by any member or affiliate of the Company or Members.

(c)

Schedule 3.1(c) sets forth all interests and investments (whether equity or debt) in any entity owned directly or indirectly by each of Pop Factory and the Subsidiaries, and intercompany receivables owing by and to the Subsidiaries or by the Subsidiaries to Pop Factory.

3.2.

Authority. Pop Factory has all requisite limited liability company power and authority, and the Members have all requisite capacity, to execute, deliver and perform this Agreement and each other agreement, document, and instrument to be executed, delivered or performed by Pop Factory and the Members in connection with this Agreement (collectively, the “Company Documents”) and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered at the Closing, each other Company Document will constitute, the legal, valid and binding obligation of the Company and the Members enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws now or hereafter in effect that affect the enforcement of creditors' rights generally or by equitable principles relating to enforceability). All limited liability company proceedings and any limited liability company action required to be taken by the Company relating to the execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly taken by the time of the Closing.

3.3.

Capitalization. The Membership Interest represents all of the ownership interest in Pop Factory. All of the Membership Interest is held and owned by Members, and all membership interest in Subsidiaries is held directly or indirectly by Pop Factory, free and clear of all Liens except Permitted Liens, and no authorization or consent of any other Person or entity is required in order to consummate the transactions contemplated in this Agreement by virtue of any such Person or entity having an equitable or beneficial interest in the Company. There are no outstanding options, warrants, calls, commitment or plans by the Company to issue any additional membership interest, nor are there outstanding securities or obligations which are convertible into or exchangeable for any membership interest in the Company.

3.4.

No Conflict; Consents. The execution, delivery and performance by the Sellers of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the articles of organization or the operating agreements of Company, (ii) except as set forth in Schedule 3.4,  with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration under, any Contract or instrument of any Debt or obligation to the Company is a party or to or by which it is subject or bound, or result in the loss or adverse modification of any of the Authorizations or Intangibles, (iii) except as set forth in Schedule 3.4,  require the consent of any party to any agreement or commitment to which the Company is a party, or to or by which it or any of its assets is subject or bound, (iv) result in the creation or imposition of any Lien upon any of the Assets, (v) violate any material law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which any of the Sellers or the Company or the Assets, is subject or bound; or (vi) require the consent, approval or authorization of, or any declaration, filing or registration with, or notice to, any governmental or regulatory authority.

3.5.

Financial Statements. Attached hereto as Schedule 3.5 are true, correct and complete copies of the unaudited balance sheet and related statement of income and statement of retained earnings of the Company, on a non-accrual basis (and not completed in accordance with Generally Accepted Accounting Principles), as at and for the fiscal years ended 2011 and 2012 (the “Financial Statements”). Such Financial Statements disclose all income,  expenses and liabilities of the Company on an income tax basis (cash basis) accounting method and all liabilities consistent with the income tax basis of accounting whether absolute, contingent, accrued or otherwise existing as of the date thereof. Such Financial Statements do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business, except as expressly specified therein, and include all adjustments, consistent with the income tax basis of accounting.  As of their respective dates, the Financial Statements did not, and any financial statements delivered by the Company subsequent to the date hereof will not, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6.

Litigation. Except as set forth on Schedule 3.6, there is no action, suit, proceeding, arbitration or investigation pending, or to the knowledge of any of the Members threatened, against any of the Sellers or the operations of the Company or any of the Assets or Business of the Company, or the transactions contemplated by this Agreement. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which any of the Sellers is subject or otherwise applicable to the Assets or Business of the Company, or the transactions contemplated hereby, nor is the Company in default with respect to any such order, writ, injunction, award or decree.

3.7.

Compliance; Authorizations.  The Company has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to it, any of its employees, its assets and all aspects of its operations. Neither the ownership nor use of the Assets, nor the conduct of the Business or the operation of the Company, as of the date of this Agreement, conflicts, in any material respect, with the rights of any other person or entity or violates, in any material respect, any law, ordinance, rule or regulation, or violates or is in default under, any terms or provisions of any lease, license, agreement, commitment, or any order, judgment or decree to which the Company is a party or by which its assets may be bound or affected. The Company has all material approvals, certificates, authorizations, consents, licenses, franchises, orders and permits necessary in the operation of the Company’s Business and the Assets, all of which are identified on Schedule 3.7 hereto (collectively the “Authorizations”).

3.8.

Title to Assets.  The Company has good and marketable title to all of the Assets. The Company has good leasehold title to all of the Assets that are leased by it. None of the Assets are subject to any Lien except for the Permitted Liens. All of the Assets are in commercially reasonable operating condition and repair, reasonable wear and tear excepted, are reasonably suitable for the purposes used, and are adequate and sufficient for the operations of the Company and the conduct of the Business as of the date of this Agreement. By virtue of the acquisition of the Membership Interest as provided in Article 2 hereof, Buyer will indirectly acquire all of the Assets, free and clear of all Liens except for the Permitted Liens.

3.9.	Properties.
(a)	The Company does not own any Real Property.
(b)

Schedule 3.9(b) contains a true, complete and accurate list of all leases and subleases of Real Property under which the Company holds any leasehold or other interest or right to the use thereof (the “Real Property Leases”) or pursuant to which the Company has leased, assigned, sublet or granted any rights therein or with respect thereto.

(c)

Schedule 3.9(c) contains a true, complete and accurate list of all items of machinery, equipment, vehicles, furniture, fixtures, and other Tangible Personal Property owned,

leased or used by the Company, setting forth with respect to all such listed property all leases relating thereto (the “Personal Property Leases”).

3.10.

Contracts.  Schedule 3.10 lists all Contracts. True and complete copies of all Contracts (to the extent in writing or if not in writing, an accurate summary thereof), together with any and all amendments thereto, have been delivered to the Buyer. Except as set forth on Schedule 3.10, all of the Contracts (other than those which have been fully performed or have expired by their terms) are in full force and effect. There is not under any Contract any existing default by the Company. Except as set forth on Schedule 3.10, none of the Company’s clients have canceled or reduced or, to the knowledge of the Members, have attempted to cancel or reduce the services provided by Company under any Contracts, except in the ordinary course of business.  Except as specifically identified on Schedule 3.10, none of the Contracts are terminable upon a change of control in the Company.

3.11.

Insurance.  Schedule 3.11 contains a true, complete and correct list in all material respects of all current liability, property, workers’ compensation and other insurance policies currently in effect that insure the Assets (other than self‑obtained insurance policies by such employees).  Sellers have provided Buyer with a true and complete list of all such policies of insurance and made available copies of same. The coverage under each such policy of insurance is in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been given to the Company. There are no pending claims against such insurance policies as to which the applicable insurer has denied liability and there exist no claims that have not been properly or timely submitted by the Company to the applicable insurer.

3.12.

Absence of Changes or Events since Balance Sheet Date. Except as set forth in Schedule 3.12 hereto, since December 31, 2012 (the “Balance Sheet Date”), the Company has conducted and operated its Business only in the ordinary course in a manner consistent with past practices. Without limiting the foregoing, since such date, the Company has not, except as set forth on Schedule 3.12 hereto:

(a)

incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities for trade or business obligations incurred in the ordinary course of business;

(b)	mortgaged, pledged or subjected to Lien (other than Permitted Liens), any of the Assets;
(c)

sold, transferred, leased to others or otherwise disposed of any of the Assets, other than inoperable, immaterial or obsolete items or items consumed in the ordinary course of business consistent with past practice or items of a personal nature of HS and GS;

(d)

received any written notice of actual or threatened termination of any Contract or suffered any material damage, destruction, loss, change, event or condition, financial or otherwise (whether or not covered by insurance);

(e)	had any material change in its relations with any full-time employees, landlords, governmental regulatory authority or self-regulatory authorities;

(f)	had any actual or, to the knowledge of the Members, threatened employee strikes, disputes, work stoppages, slowdowns or lockouts;
(g)

made any change or changes in the rate of compensation, commission, bonus or other remuneration payable, whether conditional or not, and whether as bonus, extra compensation, pension or severance or vacation pay or other bonus, to any director, officer, employee, salesman or agent of the Company;

(h)	made any capital expenditures or capital additions in excess of $15,000.00 in the aggregate;
(i)	instituted, settled, or agreed to settle any litigation, action, or proceeding before any court or governmental body;
(j)

entered into any transaction, contract, or commitment, other than any transaction, contract or commitment entered into in the ordinary course of business on customary terms and conditions consistent with past practice, or paid or agreed to pay any brokerage, finder's fee, or other compensation in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby, except in connection with the Employment Agreements;

(k)	changed its accounting practices, methods or principles used other than as required by generally accepted accounting principles; or
(l)	entered into any agreement or made any commitment to take any of the types of actions described in any of subsections (i) through (k) above.
3.13.	Intellectual Property.
(a)

Schedule 3.13(a) sets forth a list of all issued patents, pending patent applications, registered copyrights and registered marks (including trademarks and service marks, to the extent currently registered), and pending applications to register marks, in each case that are owned or were made by the Company (collectively, the “Registered Intellectual Property”).  The Company is the sole and exclusive owner of the Registered Intellectual Property.  To the knowledge of the Members, no item of Registered Intellectual Property is being misappropriated, violated, or infringed in any manner materially adverse to the Company by any third party.

(b)

Schedule 3.13(b) sets forth a list of all unregistered trademarks, service marks and trade names that are currently used in the conduct of the Business (“Unregistered Marks”) and the details of any expired or cancelled trademark registration that may have been owned by the Company covering the Unregistered Marks.  To the knowledge of the Company, the Company has the right to use the Unregistered Marks in connection with the Business of the Company as currently conducted as of the Closing Date.  To the knowledge of the Members, no Unregistered Marks are being misappropriated, violated, or infringed in any manner materially adverse to the Company by any third party.

(c)

Schedule 3.13(c) sets forth a list of all domain names owned by the Company for the operation of the Business (“Domain Names”). There are no other Domain Names owned, used or held for use by the Company other than those set forth on Schedules 3.13(c) and 3.12(c) hereto. All Domain Names are currently properly registered with the appropriate registration authorities, all registration fees for the Domain Names are fully paid and current, and the Company has not received any notice that any claims have been asserted by a third party that would or might affect the Company’s continued use and ownership of the Domain Names and, to the Company’s knowledge, no such claims are threatened.

(d)

Schedule 3.13(d) describes all of the Intangibles and Intellectual Property owned by the Company and used in the operation of the Business, or used by the Company in the operation of its Business, not otherwise disclosed in Schedules 3.13(a), (b), (c), or (h).  Except as set forth on Schedule 3.13(d), the Company owns or possesses all rights necessary to use the Intangibles and Intellectual Property currently used in connection with or necessary for the operation of Business of the Company as presently operated, free and clear of any Liens, including all rights to such Intellectual Property, developed and created or contributed by any third party or independent contractor, employee or Member in connection with rendering services for and/or on behalf of the Company.  Schedule 3.13(d) sets forth a true and complete list of all software used in connection with the Business (the “Software”).  Company has a valid right, title and interest in and to, or a valid license with respect to, all Intellectual Property Rights in any proprietary Software owned or licensed by the Company, if any, including all copyrights (registered and unregistered), trade secrets, and proprietary and confidential information rights therein.  Company is in compliance with each of the terms and conditions of any and all license agreements to which the Company is a party or pursuant to which the Company uses Intangibles and Intellectual Property in the operation of its Business. In the case of any commercially available “shrink-wrap” software programs (such as Microsoft Word), the Company does not use any unauthorized copies of any such software programs and, to the knowledge of Company, none of the employees, including the Members in their capacity as such, or independent contractors subject to Form 1099 (for 2012) of Company are using any such unauthorized copies of Company licensed software programs in connection with the operation of the Business.

(e)

Except as set forth on Schedule 3.13(e), (i) the Company owns or has the right or a license to use all Intellectual Property and all Intellectual Property Rights therein used in the conduct of the Business (the “Company Intellectual Property Rights”), (ii) no claims are pending, or to the knowledge of Sellers threatened, alleging that the Company is or was violating, misappropriating or infringing the rights of any party with regard to any Intellectual Property Rights and the Company has not received any notices regarding the foregoing, and (iii)  the operation of the Business does not violate, misappropriate or infringe, in any material respect, the Intellectual Property Rights of any other party.

(f)

Except as set forth on Schedule 3.13(f), the Company is the sole owner of all Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens, except for Permitted Liens.  Except as set forth on Schedule 3.13(f), there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights other than those existing under applicable copyright laws or those existing under standard press industry restrictions.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any

Owned Intellectual Property Rights, Licensed Intellectual Property Rights, or Intellectual Property Right Licenses. To the knowledge of Sellers, no Person has violated or infringed any Owned Intellectual Property in a manner materially adverse to the Company.  Except for expired trademark and service mark registrations, none of the Owned Intellectual Property has been adjudged invalid or unenforceable by a court of competent jurisdiction  in whole or in part.

(g)

Except as set forth on Schedule 3.13(g), the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person.  There is no claim, action, suit, investigation or proceeding pending, or to the knowledge of Members threatened, against the Company relating to any Intellectual Property Rights or any of the Company’s rights therein.

(h)

The Company is in compliance with all Intellectual Property Right Licenses, including, without limitation, all Intellectual Property Right Licenses to all Open Source Software.  Schedule 3.13(h) sets forth a list of all Restricted Open Source Software used or distributed by the Company.  All Restricted Open Source Software used or distributed by the Company is used in a manner that does not require the Restricted Open Source Software to be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivatives; or (iii) redistributable at no charge.

(i)	The Company has not granted to any other party any current or contingent right to any source code or Domain Name included in the Owned Intellectual Property Rights.
(j)

The Company has taken reasonable steps consistent with normal industry practices relating to companies of a similar size and nature to maintain the confidentiality of all Owned Intellectual Property Rights and Licensed Intellectual Property Rights (i) that are material to the Business and the value of which to the Company is contingent upon maintaining the confidentiality thereof or (ii) that Company is required by contract to keep confidential.

(k)

To the knowledge of the Members, none of the software included in the Owned Intellectual Property Rights or that is distributed by the Company or that is used or held for use in the conduct of the Business contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware.  To the knowledge of the Members, none of the software included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights and that is used in the Business contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.

3.14.	Intentionally Omitted [Environmental Matters]
3.15.

Employees; Independent Contractors.  Schedule 3.15 lists the names and current annual salary rates and commission schedules of all persons (including independent commission agents) employed by the Company or engaged by the Company on a Form 1099 (for the year 2012) basis, and showing separately for each such person the amounts paid or payable as salary, bonus payments and direct and indirect compensation for the one-year period ended December 31, 2012. Schedule 3.15 also lists all employment agreements, and other written agreements or understandings that the Company has with any employees listed thereon. In addition, Schedule 3.15 sets forth a true, correct and complete list of employer loans or advances, if any, from the Company to its employees, independent contractors or Members, all of which shall be paid back to the Company prior to Closing.

3.16.

Employee Benefit Plans.  Neither Company nor Members have any liability, or is subject to any lien, restriction or other adverse right relating to any “employee benefit plan” as such term is defined in ERISA, that would affect in any manner whatsoever Buyer’s right, title and interest in, or Buyer’s right to use or enjoy (free and clear of any Lien, other than Permitted Liens), any Assets or any aspect of the Business acquired by Buyer pursuant to this Agreement.  Company has never maintained, contributed to or otherwise participated in, or had any liability or obligation with respect to, any “multi-employer plan” (as defined in ERISA) or any “multiple employer welfare arrangement” (as defined in ERISA).  The consummation of the transactions contemplated hereby will not constitute a prohibited transaction under ERISA. Company has made all contributions and payments due by Company under its 401k Plan and no liabilities of Company exist under such plan as of the date of Closing.

3.17.

Labor Matters. Since its inception, the Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or to the knowledge of the Members, threatened to be called against the Company. Except as set forth on Schedule 3.17, the Company has not violated any applicable federal or state law or regulation relating to labor or labor practices in any material respect.  The Company has paid in full to all employees, contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, contractors and consultants.  The Company is not liable for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).

3.18.

Absence of Undisclosed Liabilities. Except as and to the extent included in the Financial Statements or on Schedule 3.18 hereto, the Company has no Debts relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed.

3.19.	Taxes.

All Taxes which are due and payable by the Company, or for which the Company may be liable have been paid in full, all Tax returns required to be filed in connection therewith have been accurately and timely prepared and filed, and all deposits required by law to be made by the Company with respect to employees' and other withholding Taxes have been duly and timely made.

(a)

No deficiency for any Tax or claim for additional Taxes has been proposed, asserted, or assessed against the Company, and the Company has not granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency.

(b)	The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2).
(c)	The Company does not have any liability for the Taxes of any person as a transferee or successor, by contract or otherwise.
(d)	The Company has provided to Buyer copies of all federal and state income and all state sales and use Tax returns of the Company for tax year 2011 and the preceding two years.
(e)	There are no Liens on the assets of the Company relating to or attributable to Taxes, except for Permitted Liens.
(f)

Neither the Company nor Members have any knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.

(g)	The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of Tax law of any jurisdiction).
(h)

No adjustment relating to any Tax return filed by the Company has been proposed formally or, to the knowledge of any of the Sellers, informally by any tax authority to the Company or any representative thereof.

3.20.

Records. The business records of the Company are complete and correct in all material respects, and there have been no material transactions involving the Company which properly should have been set forth therein and which have not been set forth in a commercially reasonable manner for a privately held company of similar size and nature.

3.21.

Business Practices. Company has not, directly or indirectly (i) made any payment, contribution or material gift to any Person (1) to obtain favorable treatment in securing business or for favorable treatment for business secured, (2) to obtain special concessions or for special concessions already obtained, (3) in violation of any law, or (4) in violation of any Contract; (ii) established or maintained any fund of monies or collection of other assets that is unlawful or has not been recorded in the books and records of the Business; (iii) made any false or fictitious entry on the books and records of the Business, which record all transactions of the Business in all material respects in a commercially reasonable manner and have been maintained consistent with good business practice; or (iv) has received or paid any compensation, fees or other monies in violation of any law or Contract.

3.22.

Accounts Receivable.  All accounts receivable of the Company in the last two  (2) years have arisen, and all accounts receivable of the Company arising after the date hereof and prior to Closing will have arisen, only from bona fide transactions with unrelated third parties in the ordinary course of business, and represent and will represent valid obligations arising from sales actually made in the ordinary course of business.

3.23.

Bank Accounts: Powers of Attorney. Set forth on Schedule 3.23 is an accurate and complete list showing (a) the name and address of each bank and financial institution in which the Company has an account or safe deposit box, the number of any such account or box and the names of persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Company.

3.24.

Guaranties; Indemnities; Etc.  Except as set forth on Schedule 3.24, the Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person. The Company has not agreed to indemnify or otherwise hold harmless any person from any liability, known or unknown, existing or future, direct or indirect, contingent or primary. The Company is not a party to any non-competition, covenant-not-to-compete or similar agreement restricting the ability of the Company to conduct business anywhere in the world.

3.25.

Related Party Relationships.  Except as described on Schedule 3.25, no member, manager, nor any officer of the Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with the Company (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

3.26.

Media Properties.  Schedule 3.26 sets forth, on a monthly basis for 2012 and 2013, the number of unique users and page views for the bikini.com website and the Company’s proprietary YouTube channel as reported by Google Analytics. The Company has not taken, or allowed any other party to take, any steps to artificially inflate the number of unique users and page views for the bikini.com website and YouTube channel.

3.27.

Privacy.  Except as described on Schedule 3.27, the Company has not collected any personally identifiable information from any third parties.  The Company has complied with its internal user agreements and privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company and (b) the use, collection, storage and transfer of any personally identifiable information collected by the Company, or by third parties having authorized access to the records of the Company.  Each of the Internet websites owned, maintained or operated by the Company, and all materials distributed or marketed by the Company, have at all times made all disclosures to users or customers required by applicable laws and regulations, and none of such disclosures made or contained in any of such sites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law or regulation. The Company has not received any complaint regarding its collection, use or disclosure of personally identifiable information.

3.28.

Disclosure. No representation or warranty by any of the Sellers contained in this Agreement nor any written statement or certificate furnished or to be furnished by or on behalf of any of the Sellers to Buyer or any of their representatives in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, under the circumstances under which made, not misleading or necessary in order to provide a prospective purchaser of the Membership Interest with adequate information as to the Company. The representations and warranties contained in this Agreement or any document delivered in connection with this Agreement shall not be affected or deemed waived by reason of the fact that the Buyer and/or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.29.

No Brokers.  None of Sellers is, directly or indirectly, obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby and no commission or fee is due on such transactions.

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

4.1.

Organization and Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. Buyer is not required to be qualified to do business in connection with the operation of the business in any jurisdiction in which Buyer is not so qualified, except where the failure to be so qualified would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer has all requisite corporate power and authority and is entitled to own, lease, and operate its properties and to carry on its business and operations as and in the places such properties are now owned, leased or operated and where such business and operations are presently conducted, except where the failure to do so would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2.

Authority. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, document, and instrument to be executed or delivered by it in connection with this Agreement (the “Buyer Documents”) and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered at the Closing, each other Buyer Document will constitute, the legal, valid, and binding obligation of Buyer enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws that affect the enforcement of creditors' rights generally or by equitable principles relating to enforceability). All corporate proceedings and action required to be taken by Buyer relating to the execution, delivery and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly taken by the time of Closing.

4.3.

No Conflict; Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the organizational or charter documents or the bylaws of Buyer, (ii) conflict with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration under, any agreement or instrument of any debt or obligation to which Buyer is a party or to or by which Buyer or its assets are subject or bound, (iii) require the consent of any party to any agreement or commitment to which Buyer is a party, or to or by which Buyer or its assets is subject or bound, (iv) result in the creation or imposition of any Lien upon any of the assets of Buyer, (v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Buyer or any of its assets is subject or bound; or (vi) require the consent, approval or authorization of, or any declaration, filing or registration with, or notice to, any governmental or regulatory authority..

4.4.

Sufficiency of Funds.  Buyer has, at the Closing, sufficient funds to consummate this Agreement and the transactions contemplated hereby, including payment in full of the Purchase Price and all of its fees, costs and expenses in connection with the transactions contemplated hereby.

4.5.

No Other Representations or Warranties; No Reliance.  Buyer acknowledges that except for the representations and warranties expressly set forth in this Agreement (as modified by the Disclosure Schedules hereto), none of Sellers, nor any Person acting on behalf of any Sellers, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers. Except for the representations and warranties expressly set forth in this Agreement (as modified by the Disclosure Schedules hereto), Buyer has not relied on any representation or warranty, express or implied, with respect to any of Sellers or with respect to any other information (including, without limitation, any projections) provided or made available to the Buyer in connection with the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied upon its own investigation and with regard to Sellers, only on the representations and warranties of Sellers expressly set forth in this Agreement (as modified by the Disclosure Schedules).  Buyer acknowledges and represents that none of the Sellers will have or be subject to any liability or indemnification obligation to Buyer or any other Indemnified Party, resulting from the distribution to Buyer or its representatives of any information, documents, projections, forecasts or other material made available to Buyer in any virtual data room or otherwise; provided, for the avoidance of doubt, that the foregoing shall not preclude Buyer from asserting a claim for indemnification pursuant to Article 8 of this Agreement in connection with a breach of Sellers’ representations and warranties (as modified by the Disclosure Schedules) expressly set forth in this Agreement.

ARTICLE 5	CERTAIN COVENANTS
5.1.	Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer, Company and Members for certain tax matters following the Closing Date:
(a)

Members shall be responsible for all Taxes imposed on the Company for all taxable periods ending before the Closing Date, and Buyer shall be responsible for all Taxes imposed on the Company for taxable periods from and after the Closing Date. Where it is necessary to apportion the Tax liability of the Company for the periods before and after the Closing Date, such liability shall be apportioned between the period deemed to end at the close of business on the day before the Closing Date (the "Pre-Closing Period") and the period deemed to begin immediately after the Pre-Closing Period (the "Post-Closing Period") on the basis of an interim closing of the books or, in the case of non-income Taxes not susceptible to such apportionment, on the basis of the number of days elapsed in the Pre-Closing Period and Post-Closing Periods. At or immediately after Closing, the parties agree to do an interim closing of the books of the Company  for income tax purposes and to file such instruments as are necessary to effect same for the Company.

(b)

Members shall prepare or cause to be prepared all Tax returns of the Company that are required to be filed during the Pre-Closing Period, and all Tax returns required to be filed by the Company for the periods ending on or prior to the Closing Date. All such Tax returns shall be prepared  in a fashion consistent with similar Tax returns that were filed for prior periods. Sellers shall permit Buyer to review and timely comment on each such Tax return prior to filing  and shall make such revisions to such Tax returns as are reasonably requested by Buyer. To the extent that Sellers lack authority to execute such Tax returns, Buyer shall cause such Tax returns to be executed and timely filed. Buyer shall cooperate with Sellers in the preparation of such Tax returns by providing Sellers and its agents access to information necessary to prepare and complete same.

(c)

Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company that are required to be filed during the Post-Closing Period (other than Tax returns which are required to be prepared by Members under the previous section). Buyer shall permit Sellers and any of their representatives to review and reasonably comment on the information as it relates to the Company and included in each such Tax return described in the preceding sentence that involves any taxable period that includes (but does not end on) the Closing Date prior to filing and the parties shall use commercially reasonable efforts to cooperate and discuss any revisions to such Tax returns as are reasonably requested by Sellers and their representatives.  Buyer shall not make, amend, revoke or terminate any tax election or change any accounting practice or procedure with respect to any Pre-Closing Period without the prior written consent of the Members, not to be unreasonably withheld, delayed or conditioned.

(d)

Buyer and Members shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary set forth herein, Buyer shall be responsible for any costs and expenses arising from or in connection with any audit conducted by Buyer of the Company (except for any Taxes of Company and Members for any Pre-Closing Period).

(e)

Buyer and Members further agree, upon request, to provide the other party with any relevant information in such party's possession or control that may be reasonably required to file any report or Tax return required by the Code and the Treasury Regulations promulgated thereunder (together with any comparable provisions of state, local or foreign law).

5.2.

Other Matters. The Members shall terminate all Company employee benefit plans, if any, on or within fourteen (14) days after the Closing Date. The cost of such termination and any liabilities incurred in connection with the Company employee benefit plans or the termination thereof shall be Excluded Liabilities.

5.3.

Storage Units and Credit Cards.  As soon as commercially practicable after the Closing (but in no event later than fourteen (14) days after Closing), Buyer shall use its reasonable efforts to transfer to Buyer, or otherwise remove each of the Members from, any account of the Company on which any of the Members are listed, including credit card accounts and accounts pertaining to storage facilities as further set forth on Schedule 5.3.

5.4.	Continuation of Insurance.

For the benefit of the Members as of Closing Date or at any point prior to the cancellation of the Company’s existing policy, the Company shall be permitted, prior to the Closing Date, to obtain and fully pay, at the Members’ expense, the premium for an errors and omissions insurance policy that provides coverage for a period of up to six (6) years from and after the Closing Date for events occurring prior to the Closing Date (the “E&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Buyer) or, if substantially equivalent insurance coverage is unavailable, the best available coverage.  Buyer and the Company shall maintain the E&O Tail Insurance in full force and effect, at the Members’ expense and continue to honor the obligations thereunder, for the period of the policy’s tail coverage as elected by the Members.

5.5.

Buyer Broker.  Buyer covenants and agrees that Sellers are not and will not be responsible for payment of an commission, finder’s fee or other similar payment incurred or due by Buyer in connection with this Agreement and the transactions contemplated hereunder, if any, and that all such sums, if any, shall be the responsibility of and be paid by Buyer.

5.6.

Use of Excluded Assets by Company and Affiliates.  In the event and to the extent that in the operation of the Business of the Company post-closing, the Company or any of its affiliates, employees or independent contractors on behalf of the Company use any of the Excluded Assets, Members shall notify Company of such use in writing as soon as Members become aware of such use and  Members hereby covenant and agree to waive any and all claims any of them may have against the Company and its affiliates in connection with such use, if Company remedies or ceases the use within fifteen (15) business days of having received the written notification from Members.  For a period of six (6) months following the Closing, Members shall have the right to remove from the Company, take possession of, use and have access to the Excluded Assets, all without interrupting or interfering with the business of the Company.

5.7.

Limited Use of Creative Materials.  Following the Closing, neither the Company, Buyer nor any of their respective successors or assigns will object to, or otherwise prohibit, the

Members from using (i) photos, videos, art work files, graphic designs, product samples and similar creative materials created or produced by either Member (or both Members), created or produced prior to the Closing date (“Member Creative Materials”), for résumé or portfolio purposes that do not involve the public dissemination of such materials and (ii) an immaterial amount of Member Creative Materials for résumé or portfolio purposes that do involve the public dissemination of such Member Creative Materials.

ARTICLE 6	CLOSING; CONDITIONS
6.1.

Closing.  The consummation of the transactions contemplated under this Agreement (the “Closing”) shall take place simultaneously with the execution hereof at the offices of Buyer’s counsel or such other date, place or time and by such other means as the parties hereto may agree.  The Closing shall be effective as of 12:01 a.m. on the day of Closing.  All proceedings to be taken and all documents to be executed and delivered by the parties at Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

6.2.

Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions, all of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Buyer may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Sellers contained herein or any other certificate or instrument furnished by or on behalf of the Sellers hereunder:

(a)	Buyer shall have received evidence of termination of all Company employee benefit plans as of the Closing Date;
(b)	Buyer shall have received resignations from each director and officer, and an acknowledgment from each such person that no further compensation or payments are due to such person;
(c)	The transactions contemplated hereunder shall have been approved by the board of directors of Buyer and by Members;
(d)

Buyer shall have received copies of all third party consents or approvals required for the consummation of the transaction contemplated herein, including any third party consents from the Company’s clients necessary for all material Contracts to remain in full force and effect after Closing;

(e)	Buyer and Sellers shall have received the Escrow Agreement duly executed by Escrow Agent; and

(f)

the Sellers shall have delivered to the Buyer all other transfer documents and all other documents necessary to consummate the transactions contemplated by this Agreement as requested by Buyer or otherwise provided for herein.

6.3.

Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers under this Agreement to proceed with the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions, all of which may be waived in whole or in part by the Sellers for purposes of consummating such transactions:  (a) the Buyer shall have delivered to the Sellers the Buyer Documents and all other transfer documents and all other documents necessary to consummate the transactions contemplated by this Agreement as requested by Sellers or otherwise provided for herein; and (b) the transactions contemplated hereunder shall have been approved by the board of directors of Buyer.

6.4.

Further Assurances.  At any time and from time to time after the Closing, at the request of Buyer or Sellers (as the case may be), and without further consideration, the Company and the Members, on the one hand, or Buyer, on the other hand, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment, and confirmation, and take such actions, as Buyer or Sellers, as the case may be, may reasonably deem necessary or desirable in order to more efficiently carry out the transactions contemplated hereby.

ARTICLE 7	CLOSING DELIVERIES
7.1.	Closing Deliveries by Sellers. At Closing, the Company and the Members, as applicable, shall deliver to Buyer:
(a)	the Assignment of Membership Interest, sufficient to sell, convey, transfer and assign to Buyer all right, title and interest in and to the Pop Factory’s Membership Interest free and clear of Liens;
(b)

certified copies of resolutions duly adopted by the managers/members of Pop Factory, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby;

(c)	the corporate organizational and operating documents and all other original and duplicate corporate records of the Company;
(d)

copies of the articles of organization of Pop Factory and each of the Subsidiaries and all amendments thereto, certified by the Secretary of State of the State of Florida dated within ten (10) days of the Closing Date;

(e)	a copy of the operating agreement of Pop Factory certified by the manager/officer/member of the Company as being true and correct and in effect on the Closing Date;

(f)

good standing certificates from the Secretary of State of the State of Florida of Pop Factory and each of the Subsidiaries, and each jurisdiction in which Pop Factory and each of the Subsidiaries are qualified to do business;

(g)	an Escrow Agreement executed by each of Members;
(h)	a Non-Compete Agreement executed by each of Members;
(i)	an Employment Agreement executed by each of Members;
(j)	all Contracts and business records;
(k)	evidence that all Debt of the Company has been paid off in accordance with Section 2.7 hereof;
(l)	the resignation of each manager, officer and director of the Company;
(m)	evidence of any termination of Company employee benefit plans; and
(n)	all other documents required by the terms of this Agreements to be delivered to Buyer hereunder and necessary for the performance of Sellers’ obligations and covenants hereunder.
7.2.	Closing Deliveries by Buyer. At Closing, Buyer shall deliver the Purchase Price in accordance with Section 2.3 and shall deliver to the Members:
(a)	the Adjusted Purchase Price;
(b)	the Escrow Agreement;
(c)	the Employment Agreements;
(d)	the Non-Compete Agreements; and
(e)	all other documents required by the terms of this Agreement to be delivered by Buyer hereunder.

ARTICLE 8	INDEMNIFICATION
8.1.

Buyer’s Obligation to Indemnify.  Following the Closing, Buyer hereby agrees to save, indemnify and hold harmless Sellers and their respective affiliates from and against all actual loss, liability, claim, damage, deficiency, injury and all costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”) incurred or suffered by Sellers in respect of any misrepresentation or breach of warranty by Buyer or nonfulfillment of any covenant or agreement to be performed or complied with by Buyer under this Agreement or in any agreement, certificate, document or instrument executed by Buyer and delivered to Sellers hereunder.

8.2.

Members’ Obligation to Indemnify.  Following the Closing, Members hereby agree to save, indemnify and hold harmless Buyer and its affiliates from and against all Losses incurred or suffered by Buyer in respect of any misrepresentation or breach of warranty by the Company or Members, or nonfulfillment of any covenant or agreement to be performed or complied with by Company or Members under this Agreement or in any agreement, certificate, document or instrument executed by Company and/or Members and delivered to Buyer hereunder or any Losses incurred or suffered by Buyer and/or its affiliates in connection with Excluded Liabilities.

8.3.

Limitations. The representations, warranties, indemnities and covenants of each of the parties hereto shall survive the Closing until the 18-month anniversary of the Closing Date. The Members’ aggregate liability in respect of all Losses arising from Section 8.2 or otherwise in connection with this Agreement (all such Losses, collectively, the “Aggregate Indemnification Losses”) shall not exceed the amount of $250,000.00 in the aggregate (the “Indemnification Cap”).    Subject to Section 8.4 hereof, for the purpose of satisfying indemnification claims of Buyer, the parties hereto acknowledge that Buyer’s sole and exclusive remedy for any Losses shall be reimbursement of such Losses from the Escrow Fund in accordance with the Escrow Agreement.  Solely for purposes of determining whether Buyer is entitled to indemnification from the Escrow Fund pursuant to this Article 8 as a result of a breach by Sellers of the representations and warranties set forth in Sections 3.7, 3.13(a), 3.13(b), 3.13(d), 3.13(e), 3.13(g) and 3.17,  (i) the accuracy of the representations and warranties set forth in Sections 3.7, 3.13(d), 3.13(e) and 3.17 shall be determined without regard to references to “material” and “materiality”; (ii) the accuracy of the representations and warranties set forth in the second sentence of  Section 3.13(b) and in the last sentence of Section 3.13(d) shall be determined without regard to references to “knowledge”; and (iii) the accuracy of the representations and warranties set forth in Sections 3.13(a), 3.13(d), 3.13(e), and 3.13(g) shall be determined without regard to the matters marked with the pound sign “#” disclosed on Schedules 3.13(a), 3.13(d), 3.13(e) and 3.13(g) respectively (such schedules, the “Marked Schedules” and such matters, the “Marked Matters”), and Buyer shall be entitled to indemnification by Seller from the Escrow Fund for Losses incurred or suffered by Buyer in respect of a breach of Sections 3.13(a), 3.13(d), 3.13(e) and 3.13(g) to the same extent as indemnification from the Escrow Fund would be available pursuant to Section 8.2 (but subject to the limitations set forth in the first three sentences of this Section 8.3 and in Sections 8.5, 8.6, 8.7 and 8.8) had the Marked Matters been omitted from the Marked Schedules.

8.4.

Exception to Limitations.  The limitations described in Section 8.3 above shall not apply to a breach of a representation or warranty contained in Sections 3.3,  3.18 or 3.19 hereof (and such representations and warranties shall survive the Closing indefinitely), to Buyer Losses caused by Excluded Liabilities, or to any Losses incurred by Buyer as a result of any actual fraud or intentional or willful misrepresentation on the part of Members in the negotiation or execution of, or performance under, this Agreement.

8.5.

Notice of Claim.  The party that may be entitled to indemnity hereunder (the “Indemnified Party”) shall give prompt notice to the party obligated to give indemnity hereunder

(the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 8.5 shall relieve the Indemnifying Party of its obligations under this Article 8 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days thereof) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

8.6.

Right to Defend.  The Indemnifying Party shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder; provided,  however, that  the Indemnified Party shall at all times have the right, at its option, to participate fully therein; (ii) the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party's defense and to make available to the Indemnifying Party and its counsel (at the Indemnifying Party’s expense) such books, records and other documents and information within the Indemnified Party’s direct or indirect control that are reasonably necessary or appropriate for such defense (in the judgment of counsel engaged by the Indemnifying Party), provided that the obligation of the Indemnified Party to make such information and documents available to the Indemnifying Party will not apply to particular documents and information to the extent compliance with such obligation would, in the reasonable opinion of the Indemnified Party’s counsel, (A) result in the loss of attorney-client privilege with respect to applicable such document or information, (B) result in a violation of the Indemnified Party’s then-existing confidentiality obligations to third parties with respect to such document or information or (C) result in a violation of or disclosure obligation under applicable securities laws, unless, in any such case, the Indemnifying Party executes and delivers to the Indemnified Party a written undertaking to maintain the confidentiality of the applicable documents and information in form and substance sufficient to avoid the loss of the attorney-client privilege, the violation of or disclosure obligation under the applicable obligation to a third party, or the violation of securities laws that would otherwise occur; and (iii) if the Indemnifying Party does not proceed diligently to defend the third-party claim, suit, action or proceeding within ten (10) days after receipt of notice of such third-party claim, suit, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.  The Indemnifying Party shall not make any admission against interest or consent to entry of any judgment with respect to such a third-party claim without the Indemnified Party's written consent.

8.7.

Net of Tax Benefits and Insurance.  Any indemnification payments hereunder shall be paid by the Indemnifying Party net of any tax benefits and insurance coverage that have been received by the Indemnified Party; provided that, prior to seeking any indemnification payments from the Indemnifying Party, the Indemnified Party shall use commercially reasonable efforts to claim and obtain any insurance proceeds available in respect of the Losses for which the Indemnified Party seeks indemnification; and provided further that if an Indemnifying Party pays (or if a portion of the Escrow Fund is remitted to) an Indemnified Party for an indemnification claim and, subsequently, insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds to the Indemnifying Party (up to the amount paid by the Indemnifying Party or from the Escrow Fund in respect of the applicable indemnification claim).

8.8.

Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, REGARDLESS OF THE NATURE OF THE CLAIM OR THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY OR BUSINESS INTERRUPTION, EVEN IF A PARTY WAS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 9	MISCELLANEOUS
9.1.

Binding Agreement. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

9.2.	Law To Govern. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.
9.3.

Notices. All notices shall be in writing (including facsimile transmission) and shall be deemed to have been duly given if delivered personally, when received by facsimile communications equipment, when received by federal overnight courier, when received via email with electronic signature if an original notice is delivered via overnight courier within 2 days of such email, or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid to the other party hereto at the following addresses:

If to the Sellers:	Pop Factory LLC
Attn: Gail Sonnenschein and Howard Sonnenschein
420 Lincoln Road, Suite 221
Miami Beach, FL 33139
with a copy to: and a copy to: and a copy to (which shall not constitute notice hereunder):	Email: Gail Sonnenschein Howard Sonnenschein Katten Muchin Rosenman LLP Attn: Henry Bregstein, Esq. 575 Madison Avenue New York, NY 10022 Email:
If to the Buyer:	Remark Media Inc.
Attn: Bradley Zimmer, General Counsel
Six Concourse Parkway, Suite 1500
Atlanta, GA 30328
Email:

or to such other addresses as any such party may designate in writing in accordance with this Section 9.3.

9.4.	Fees and Expenses. Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby.
9.5.

Tax Effect of the Transaction. None of the Buyer or the Sellers has made any representation, warranty or covenant to any other party hereto as to the tax consequences of the transactions contemplated hereby. It is understood and agreed that each party has looked to its own advisors for advice and counsel as to such tax effects.

9.6.

Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Escrow Agreement, the Employment Agreements and the Non-Compete Agreements set forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

9.7.

Waivers. Any failure by any party to this Agreement to comply with any of its obligations hereunder may be waived by the Sellers in the case of a default by Buyer and by Buyer in case of a default by the Sellers. No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.8.

Severability. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

9.9.

No Third-Party Beneficiaries. Except as otherwise set forth herein, nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

9.10.

Affiliate. For purposes of this Agreement, the term “affiliate” when used with respect to any person or entity, shall mean any person or entity which directly or indirectly, alone or together with others, controls, is controlled by or is under common control with such person or entity. When used in connection with a person, “affiliate” shall also include that person’s spouse, and any direct relatives of such person or their spouse.

9.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.
9.12.	Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.
9.13.

Use of Terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a “Section” or “Article” means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof', “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.14.

Arbitration.  Any dispute, alleged breach, interpretation, challenge or disagreement whatsoever arising out of this Agreement that the parties are unable to settle through good faith negotiations within sixty (60) days (from the date any party alerts the other party of such dispute), shall be resolved by final and binding arbitration before one arbitrator, selected in accordance with this Section 9.14 and serving under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in the City of New

York, State of New York, unless another location is mutually agreed upon by the parties to such arbitration.  Such arbitration shall be the exclusive means for settling any disputes hereunder and the decision of the arbitrator shall be final and binding on the parties hereto.  The decision of the arbitrator may, but need not, be entered as judgment in accordance with the provisions of applicable law.  If this arbitration provision is for any reason held to be invalid or otherwise inapplicable to any dispute, the parties hereto agree that any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the United States Federal Courts, venued in the City of New York, State of New York.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the day and year first written above.

/s/ Gail Sonnenschein Gail Sonnenschein Member and Manager
COMPANY:	POP FACTORY LLC By: /s/ Gail Sonnenschein Name: Gail Sonnenschein Title: Member and Manager
MEMBERS:	/s/ Gail Sonnenschein Gail Sonnenschein /s/ Howard Sonnenschein Howard Sonnenschein
BUYER:	REMARK MEDIA, INC. By: /s/ Bradley T. Zimmer Name: Bradley T. Zimmer Title: Chief Operating Officer & General Counsel

Exhibit 2.1

List of Schedules and Exhibits

Schedules

Schedule A                            Assets

Schedule 3.1(a)                  Organization

Schedule 3.1(b)                  Operations through Affiliates

Schedule 3.1(c)                  Other Interests

Schedule 3.4                        No Conflicts; Consents

Schedule 3.5                        Financial Statements

Schedule 3.6                        Litigation

Schedule 3.7                        Authorizations

Schedule 3.9(b)                  Real Property Leases

Schedule 3.9(c)                  Personal Property Leases

Schedule 3.10                      Contracts

Schedule 3.11                      Insurance

Schedule 3.12                      Changes

Schedule 3.13(a)               Registered Intellectual Property

Schedule 3.13(b)              Unregistered Marks

Schedule 3.13(c)              Domain Names

Schedule 3.13(d)              Other Intellectual Property

Schedule 3.13(e)                Owned Intellectual Property

Schedule 3.13(f)                Owned Intellectual Property and Other Rights

Schedule 3.13(g)                Infringement of Third Party Intellectual Property Rights

Schedule 3.13(h)                Restricted Open Source Software

Schedule 3.15                     Employees and Independent Contractors

Schedule 3.17                      Labor Matters

Schedule 3.22                     Bank Accounts

Schedule 3.23                      Guaranties; Indemnities

Schedule 3.24                      Related Party Transactions

Schedule 3.25                      Media Properties

Schedule 3.26                      Privacy

Schedule 5.3                        Storage Units and Credit Cards

Exhibits

Exhibit 2.4                          Form of Employment Agreement

Exhibit 2.5                          Form of Non-Compete Agreement

Exhibit 2.6                          Form of Escrow Agreement

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